Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Omnibus Incentive Plan of Angie’s List, Inc. of our report dated August 25, 2011 (except for the “Common Stock Split” section of Note 1 and Note 17, as to which the date is November 1, 2011) with respect to the consolidated financial statements of Angie’s List, Inc. included in the Registration Statement (Form S-1 No. 333-176503) and related Prospectus dated November 16, 2011 of Angie’s List, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

November 22, 2011